Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Momentive Specialty Chemicals Inc. of our report dated February 28, 2011, except for the first, second, third and ninth paragraphs of Note 3 and Note 17, as to which the date is September 22, 2011 relating to the financial statements and financial statement schedule of Momentive Specialty Chemicals Inc. and our report dated February 28, 2011, except for the sixth paragraph of Note 1 and Note 16, as to which the date is September 22, 2011 relating to the financial statements of Momentive International Holdings Cooperatief U.A., both of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

September 22, 2011